Exhibit 99.1

News > Smith-Midland > Financial > September 2015 Results
November 12, 2015

SMC Announces Financial Results for the Nine Months Ended September 30, 2015
MIDLAND, Va. - Smith-Midland Corporation (OTCBB: SMID) announced that the Company reported total revenue of $10.4 million for three months ended September 30, 2015 as compared to total revenue of $6.0 million for the same period in 2014, an increase in total revenue of $4.4 million or 74.1%. The pre-tax income for the third quarter of 2015 was $1,762,056 compared to pre-tax income of $187,490 for the same period in 2014, or an increase in the pre-tax income of $1,574,566. The Company had net income of $1,152,056 for the third quarter of 2015, compared to net income of $112,490 for the same period in 2014, an increase in net income of $1,039,566. The basic and diluted earnings per share were $0.24 and $0.23, respectively, for the quarter ended September 30, 2015 while the basic and diluted earnings per share were $0.02 for the same period in 2014.

The company reported total revenue of $21.5 million for the nine months ended September 30, 2015 compared to total revenue $18.0 million for the same period in 2014, an increase in total revenue of $3.5 million, or 19.2%. The pre-tax income for the nine months ended September 30, 2015 was $1,296,544 compared to a pre-tax loss of $304,065 for the same period in 2014, or an improvement in pre-tax income of $1,600,609. The Company had net income of $872,544 for the nine months ended September 30, 2015, compared to a net loss of $186,065 for the same period in 2014, an increase in net income of $1,058,609. The basic and diluted earnings per share was $0.18 for the nine months ended September 30, 2015 while the basic and diluted loss per share was $0.04 for the same period in 2014.

Rodney Smith, Chairman and CEO, stated, “The management and associates at the Company are extremely proud to be able to present the financial results for the third quarter of 2015, one of the best quarters on record for Smith-Midland. All of the associates of the Company have been instrumental in making this quarter so successful.

“Smith-Midland is five years into our lean journey and under President Ashley Smith’s leadership, we have made significant improvements such as highly improved production planning, many improvements in employee efficiency and significant product quality improvement, and the journey continues.

“One of our top priorities for the remainder of 2015 and also in 2016 is continuous New Product Development through our Smith-Midland Research and Development team. Arguably one of the best research and development teams in the Precast Industry, we are currently developing several new products which include Non Bolted Highway Parapet, Slenderwall III and a Highway Crash Cushion using SoftSound. Innovative product development has always been the key to the future for Smith-Midland from a sales and profitability standpoint and to maintain our competitive edge for the Company and our international family of Easi-Set licensees.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHDELAWARE.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com